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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             The Topps Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    [Common Stock, par value $.01 per share]
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89078610
                                    --------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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------------------                                             -----------------
CUSIP No. 89078610                    13G                      Page 2 of 4 Pages
------------------                                             -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arthur T. Shorin
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            2,891,072
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 2,891,072
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,891,072
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------


                               Page 2 of 4 Pages

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This Amendment No. 1 amends the Schedule 13G initially filed by Arthur T. Shorin on February 16, 1999 (the "Schedule 13G"), relating to the Common Stock, par value $0.01 per share (the "Common Stock"), of The Topps Company, Inc. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 13G.


Item 4. Ownership:
------------------

Item 4 of the Schedule 13G is hereby amended by deleting such item in its entirety and replacing it with the following:

                    (a) 2,891,072 shares of Common Stock beneficially owned by Shorin as of December 31, 1999.

                    (b)  6.1%

                    (c)  (i)       2,891,072
                         (ii)      -0-
                         (iii)     2,891,072
                         (iv)      -0-


                               Page 3 of 4 Pages

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                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000


                                        /s/ Arthur T. Shorin
                                        ------------------------------
                                            Arthur T. Shorin


                               Page 4 of 4 Pages